Exhibit 99.1

ASX ANNOUNCEMENT - 2026 HALF YEAR RESULTS

11 August 2026

Coronado Global Resources today reported its Half Year 2026 results, with a significant operational and financial recovery achieved in the June quarter. The Company has established a stronger operating platform, driven by record performance at Buchanan, improving operational stability at Curragh and the execution of an operational and commercial reset program focused on margin expansion and cash generation.

We believe the Company's improved financial flexibility will allow us to manage periods of market volatility and potential operational disruption while the benefits of the Curragh reset program are delivered. This program is expected to position the Company to capitalise on favourable metallurgical coal market conditions over the medium to long term.

Highlights

•	Safety and Organisational Capability

As at 30 June 2026, the Group TRIR was 1.34, down 3% from the first quarter of 2026 (1.39). Our Severity Rate also declined by 30%, from 34.4 in the first quarter to 24.1 in the second quarter. The Company will continue to prioritise safety as its most important responsibility and remains committed to delivering long-term improvements that create a safer workplace for all employees and contractors.

The Company is implementing a leadership training program across all operations. The program is focused on increasing visible leadership in the field, strengthening critical risk management practices and improving frontline engagement to ensure that safety expectations are consistently understood and applied across the organisation.

The program brings together leaders from all levels of the business and is designed to reinforce accountability, improve hazard identification and risk intervention capabilities and strengthen the quality of safety conversations across our operations. Through regular site engagements, leadership interactions and workforce participation, the program aims to build a stronger safety culture founded on proactive risk management and shared ownership of safety outcomes.

The initiative complements a range of targeted actions undertaken during the quarter, including enhanced critical control verification activities, additional training programs and leadership-led safety interactions. Together, these measures are intended to drive sustainable improvements in safety performance and support the Company's goal of eliminating serious injuries and fatalities.

•	Operational Recovery Established Through Q2:

Following first quarter disruptions, including the major Curragh CHPP shutdown and Buchanan longwall relocations, operational performance improved materially during the June quarter. Saleable production increased in the June quarter nearly 40% compared with the March quarter and inventory levels were restored as operating continuity improved across the portfolio. Q2 earnings returned to a positive position, representing an improvement of approximately US$100 million compared with the March quarter.

Record quarterly CHPP operating hours were achieved at both Curragh and Buchanan, supporting improved utilisation, greater throughput and stronger production outcomes. Production and sales exited the half at materially higher run-rates than those achieved during the first quarter.

•	Buchanan Expansion Delivering Benefits:

Buchanan delivered record first-half ROM production and has established a new operating baseline following completion of the expansion project. The operation continues to perform as Coronado's highest-margin asset, benefiting from expanded capacity of approximately 4.5Mtpa, strong operational performance and improved fixed-cost absorption. The expansion has materially strengthened

Buchanan's earnings and cash generation profile. Our focus will remain on further optimising this high quality, long-life asset.

•	Curragh Reset Program Focused on Margin Expansion and Cash Generation:

The focus at Curragh is to create a more stable, reliable and predictable operating platform capable of delivering improved margins and stronger cash generation. During the quarter, the Company developed and commenced implementation of new mine plans designed to reduce execution risk, improve pit geometries, optimise strip ratios and establish inventory buffers to support greater production system stability. The new mine plans are intended to maintain coal volumes while improving productivity, lowering operating costs and creating the conditions required for more consistent operational performance.

The reset program is intended to restore profitability and create options to deleverage the business. Key initiatives include resetting mining services contracts to align with revised mine plans, reduce complexity and improve commercial outcomes; reviewing major procurement and infrastructure contracts to better align commercial terms with production outputs; implementing a flatter organisational structure reflecting a two-mine company; improving CHPP runtime, throughput and recovery rates to maximise profitable metallurgical coal production; and progressing targeted productivity improvement initiatives at Mammoth.

A significant focus remains on improving plant availability and throughput at Curragh. Record CHPP operating hours were achieved during the June quarter, with operating performance regularly exceeding historical benchmarks and average throughput rates also improving. While variability can be expected as initiatives continue to be embedded, management believes these results provide early evidence that the program is addressing key operational constraints and improving the production platform.

The Company is also progressing a comprehensive review of mining services arrangements across the complex. Open pit mining services contracts represent a significant component of Curragh's operating cost base, and the objective is to simplify contract structures, improve transparency, better align incentives and capture the benefits expected from the revised mine plans. Together with procurement initiatives, organisational simplification following the Logan divestment and productivity improvements across Mammoth, these actions form an integrated reset program designed to improve operational reliability, lower costs and increase cash generation.

The Company continues to be supported by AlixPartners and Odin Partnership as implementation progresses and expects initiatives to begin delivering benefits through the remainder of FY2026, with more meaningful benefits expected to be reflected in FY2027.

•	Asset Optimisation Underway:

Coronado completed the divestment of the Logan Complex at the end of July. The transaction is expected to reduce exposure to structurally challenged High-Vol coal markets, improve portfolio quality and enhance future earnings and cash generation.

•	Liquidity Supported While Recovery Continues:

Liquidity remains a key priority. The Stanwell arrangements, existing financing facilities and additional commercial prepayment arrangements have continued to provide flexibility and support the business while the reset program progresses.

COMMENTS FROM MANAGING DIRECTOR AND CEO, Barrie van der Merwe

"The first half of 2026 marked an important period for Coronado. Following various impacts in the March quarter, we delivered a significant operational recovery through Q2, returning to positive earnings and establishing higher run-rates across our operations.

At Buchanan, the expansion project has successfully reset the earnings profile of the operation and established a new operating baseline. At Curragh, we achieved our strongest CHPP performance in approximately five years while continuing to implement initiatives designed to improve reliability, consistency and margins.

The June quarter was an important first step in restoring profitability and cash generation, which are expected to lead to balance sheet improvement. While there remains significant work ahead, the operational recovery achieved in Q2 and the actions underway through our reset program provide us with confidence that we are building a stronger, lower-cost and more resilient business.”

FINANCIAL PERFORMANCE

Coronado's first half financial performance reflected scheduled operational impacts, including the major Curragh CHPP shutdown and Buchanan longwall relocations, and the significant impacts of adverse weather experienced at Curragh during the March quarter. As expected, operational performance improved materially through the June quarter as planned activities were completed and production, sales and operating continuity strengthened across the portfolio.

Revenue for the half was US$981 million, while Adjusted EBITDA was a loss of US$83 million. Net loss for the half was US$418 million (H1 2025: net loss of US$172 million), including a non-cash impairment of US$177 million relating to the Logan disposal group.

Although first-half earnings remained impacted by the March quarter disruption, the Company delivered a significant recovery through Q2, with positive earnings which improved by approximately US$100 million compared with Q1.

Saleable production increased nearly 40% in the June quarter compared to the March quarter, supporting improved operating leverage and a meaningful reduction in unit costs. Sales volumes remained broadly stable during the quarter as operating performance supported a rebuild of inventory and some shipments were deferred due to timing factors. Approximately 780kt of export saleable inventory was held at period end, the majority of which was due to co-shipper or vessel delays. Maintaining higher inventory levels forms an important part of the Company's operational reset program, providing greater flexibility and resilience across the production and supply chain and supporting more stable operating performance. While a portion of this inventory is expected to convert to sales and cash flow during the second half, the primary objective is to establish appropriate inventory buffers that underpin operational reliability and consistency.

The Company continued to benefit from lower capital intensity following completion of its major growth investments. Capital expenditure requirements are expected to reduce materially relative to historical levels, increasing leverage to future free cash flow generation as operational performance continues to improve.

Liquidity remained a key focus during the period. Available Liquidity at 30 June 2026 was approximately US$98 million, comprising cash and cash equivalents, and Net debt was US$606 million. Existing Stanwell arrangements, financing facilities and commercial prepayment arrangements provided ongoing support while management continued to prioritise operational improvement, cash generation and balance sheet strengthening. Additional prepayment arrangements entered into at the start of August have provided a mechanism to further support liquidity resilience, as we progress with our reset program.

Subsequent to period end, the Company entered into offtake agreements with Glencore AG providing for prepayments of up to US$75 million in aggregate, bearing interest of 14% per annum, repayable over twelve months by applying the value of coal delivered against the outstanding balance.

Management remains focused on improving earnings quality, free cash flow generation and returns through execution of its structural operational and commercial reset program. Having completed the Company's major expansion projects, the focus has shifted from volume-led growth to margin expansion, productivity improvement and cash generation. The reset program is focused on improving earnings quality, free cash flow generation and returns through productivity improvements, mine plan optimisation, contractor restructuring, commercial enhancements and overhead reductions.

FINANCIAL RESULTS*	H1 2026	H1 2025
Revenue ($m)	981.3	917.1
Net Loss ($m)	(418.0)	(172.4)
Adjusted EBITDA ($m)	(82.5)	(73.4)
Net Debt ($m)	(606.1)	(238.4)
Saleable Production (Mt)	7.1	7.2
Sales Volume (Mt)	7.0	7.1
Average Realised Met Price per tonne sold ($/Mt)	168.0	149.8
Mining Cash Cost per tonne produced ($/Mt)	113.5	100.4
Operating Cost per tonne sold ($/Mt)	151.8	137.1
Capital Expenditure ($m)	46.5	204.2

*All amounts quoted in this release are in USD and million metric tonnes (Mt). Comparisons are to the half year ended 30 June 2025 (2025) unless otherwise stated. March 2026 quarter and June 2025 YTD production and Sales volumes include Logan, which was idled in Q1 2026 and divested in July 2026. Logan Sales volumes were 0.1Mt in the June 2026 quarter, 0.2Mt in the March 2026 quarter, 0.3Mt in June 2026 YTD and 0.9Mt in June 2025 YTD.

For a detailed review of Coronado’s operating and financial performance, please see the Company’s Appendix 4D and SEC Form 10-Q lodged with the ASX on 11 August 2026.

2026 GUIDANCE

	Actual 2025	Guidance 2026
Saleable production (Mt)	16	16 – 17
Average mining cash costs per tonne produced ($/t)*	96	88 – 96
Capex ($m)	245	150 - 175

* Average mining cash costs per tonne produced ($/t) assumes an AUD:USD foreign exchange rate of 0.68 for 2026. The inability to predict the amount and timing of the items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release ‘Reconciliation of Non-GAAP Measures’ for more information.

Saleable production includes both thermal and Met Coal. The reset program’s focus on maximisation of high margin Met Coal and the establishment of adequate ROM production and crushed stocks is designed to improve operational stability, margin realisation and cash flow. This is expected to result in a superior financial outcome versus targeting the highest total saleable tonnage production number regardless of product mix, considering that the CHPP is the overall constraint. The actions we take and decisions we make as we move through the rest of the year are expected to flow through to the full year production outcomes relative to the assumptions underpinning the original guidance, and additional updates will be provided when appropriate. We will also be considering the most appropriate volumetric guidance metric for the future, in view of our new focus areas.

Mining cash cost spend is expected to be adversely impacted by a stronger AUD exchange rate and higher diesel costs at Curragh. However, taking into account early savings expected from the reset program, we still expect to achieve our mining cash costs per tonne guidance. The tonnage denominator may, however, vary as outlined above.

Capital expenditure is currently expected to be toward the lower end of the Company's FY2026 guidance range of US$150 million to US$175 million, reflecting the completion of major growth projects and the Company's continued focus on capital discipline and cash generation.

Approved for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors Chantelle Essa Vice President Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com E: investors@coronadoglobal.com	Media Helen McCombie Sodali & Co P: +61 411 756 248 E: helen.mccombie@soldai.com

Cautionary Notice Regarding Forward – Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended, concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “outlook”, “likely”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, plans with respect to certain assets, risks inherent to mining operations, such as adverse weather conditions, inflationary conditions, geopolitical conflicts or tensions, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events.

Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, as a result of new information, future events, or otherwise, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2025 filed with the ASX on 4 March 2026 (SEC 3 March 2026), and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC and ASX on May 11, 2026; as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reconciliation of Non-GAAP Measures

This release includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Management uses a variety of financial and operating metrics to analyze performance. These metrics are significant in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental statistics; (ii) Adjusted EBITDA; (iii) total sales volumes and average Realised price per Mt sold, which we define as total coal revenues divided by total sales volume; (iv) Metallurgical coal Sales volumes and average realised Met Coal price per tonne sold, which we define as Met Coal revenues divided by Met Coal sales volume; (v) Mining cash costs per Mt sold, which we define as mining cash cost of coal revenues divided by saleable production volumes for the respective segment; and (vi) Operating costs per Mt sold, which we define as operating costs divided by sales volumes for the respective segment. Investors should be aware that the Company’s presentation of Adjusted EBITDA and other non-GAAP measures may not be comparable to similarly titled financial measures used by other companies. We define Net (Debt)/Cash as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of interest-bearing liabilities.

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2026 mining cost per tonne sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

	For the six months ended 30 June 2026
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
Total costs and expenses	736,431	411,4621 411,462	18,698	1,166,591	335,787
Less: Selling, general and administrative expense	-	-	(15,109)	(15,109)	-
Less: Restructuring costs	-	(3,649)	(2,369)	(6,018)	-
Less: Depreciation, depletion and amortization	(43,455)	(44,848)	(1,220)	(89,523)	(36,095)
Total operating costs	692,976	362,965	-	1,055,941	299,692
Less: Other royalties	(61,236)	(13,682)	-	(74,918)	(11,073)
Less: Freight expenses	(92,625)	(86,899)	-	(179,524)	(86,899)
Less: Other costs (including non-mining costs)	(15,990)	(1,871)	-	(17,861)	(1,376)
Less: Inventory movement	27,149	(6,272)	-	20,877	(1,265)
Total mining cash costs	550,274	254,241	-	804,515	199,079
Saleable production (Mt)	4.7	2.4	-	7.1	2.1
Average mining cash costs per tonne produced	117.0	106.6	-	113.5	95.2

	For the six months ended 30 June 2025
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
Total costs and expenses	647,451	413,609	16,870	1,077,930	262,939
Less: Selling, general and administrative expense	(7)	(13)	(15,913)	(15,933)	-
Less: Restructuring costs	-	-	-	-	-
Less: Depreciation, depletion and amortization	(37,604)	(47,468)	(957)	(86,029)	(29,886)
Total operating costs	609,840	366,128	-	975,968	233,053
Less: Other royalties	(60,097)	(19,270)	-	(79,367)	(8,848)
Less: Stanwell rebate	(43,784)	-	-	(43,784)	-
Less: Freight expenses	(81,655)	(41,239)	-	(122,894)	(41,239)
Less: Other costs (including non-mining costs)	(11,631)	(2,656)	-	(14,287)	(1,581)
Less: Inventory movement	(467)	6,305	-	5,838	(3,732)
Total mining cash costs	412,206	309,268	-	721,474	177,653
Saleable production (Mt)	4.5	2.7	-	7.2	1.7
Average mining cash costs per tonne produced	91.9	114.6	-	100.4	105.0

(In US$’000, except for volume data)	For the half year ended 30 June 2026	For the half year ended 30 June 2025
Total costs and expenses	1,166,591	1,077,930
Less: Selling, general and administrative expense	(15,109)	(15,933)
Less: Restructuring costs	(6,018)
Less: Depreciation, depletion and amortization	(89,523)	(86,029)
Total operating costs	1,055,941	975,968
Sales Volume (Mt)	7.0	7.1
Operating cost per Mt sold ($/Mt)	$151.8/t	$137.1/t

REALISED PRICING RECONCILIATION

	For the six months ended 30 June 2026
(In US$’000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	585,701	395,620	981,321	362,161
Less: Other revenues	14,388	71	14,459	70
Total coal revenues	571,313	395,549	966,862	362,091
Less: Thermal coal revenues	64,968	13,993	78,961	98
Met Coal revenues	506,345	381,556	887,901	361,993
Volume of Met Coal sold (Mt)	3.0	2.3	5.3	2.1
Average realised Met price per tonne sold	167.7	168.4	168.0	171.3

	For the six months ended 30 June 2025
(In US$’000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	533,122	384,005	917,127	251,630
Less: Other revenues	15,561	778	16,339	227
Total coal revenues	517,561	383,227	900,788	251,403
Less: Thermal coal revenues	36,871	15,086	51,957	27
Met Coal revenues	480,690	368,141	848,831	251,376
Volume of Met Coal sold (Mt)	3.2	2.5	5.7	1.7
Average realised Met price per tonne sold	150.3	149.3	149.8	146.1

ADJUSTED EBITDA RECONCILIATION

(In US$’000)	For the half year ended 30 June 2026	For the half year ended 30 June 2025
Reconciliation to Adjusted EBITDA:
Net loss	(418,019)	(172,401)
Add: Depreciation, depletion and amortization	89,523	86,029
Add: Impairment of non-core assets	177,459
Add: Interest expense, net	69,177	38,862
Add: Other foreign exchange losses (gains)	6,403	(219)
Add: Restructuring costs	6,018
Add: Loss on debt extinguishment	-	1,050
Add: Income tax benefit	(12,914)	(29,368)
Add: Losses on idle assets	-	1,848
Add: (Decrease) increase in provision for discounting and credit losses	(164)	813
Adjusted EBITDA	(82,517)	(73,386)

NET DEBT RECONCILIATION

(In US$’000)	30 June 2026	30 June 2025
Reconciliation to Net Debt:
Cash and cash equivalents	97,686	261,836
Less: Restricted cash	-	(251)
Cash and cash equivalents (excluding restricted cash)	97,686	261,585
Less: Interest bearing liabilities	(703,759)	(500,012)
Net Debt	(606,073)	(238,427)

GLOSSARY

A$	Australian dollar currency	Met Coal	Metallurgical quality coal
ABL Facility	Asset Based Lending facility	Mt	Million tonnes, metric
AEST	Australian Eastern Standard Time	Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
AU / AUS	Australia	NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
ASX	Australian Securities Exchange	One Curragh Plan	The planned improvement initiatives at the Company’s Curragh Mine Complex in Australia.
Available Liquidity	Refer Non-GAAP Financial Measures section	PCI	Pulverised Coal Injection
		PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
Average mining cash costs per tonne sold	Refer Non-GAAP Financial Measures section	PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
		Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows	Realised pricing Average realised Met price per tonne sold	Actual price received Refer Non-GAAP Financial Measures section
CDI	Chess Depositary Interest	ROM	Run of Mine, coal mined unwashed
CHPP	Coal Handling Preparation Plant	Saleable production	Coal available to sell, either washed or bypassed
		Severity Rate	(Number of lost workdays x 200,000) / Total number of hours worked by employees
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter	Sales volumes	Sales to third parties
EBITDA	Earnings before interest, tax, depreciation, and amortization	SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
FOB	Free On Board in the vessel at the port	Strip Ratio	Ratio of overburden removed to coal mined (ROM)
FOR	Free on Rail in the railcar at the mine	tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.	Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
FY	Full Year 1 January to 31 December	TRIFR TRIR

Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)

Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)

Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B	US$	United States dollar currency
Kt	Thousand tonnes, metric	U.S.	United States of America
LTI	Lost Time Injury	VWAP	Volume Weighted Average Realised Price
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price	YTD	Year-to-date for the calendar year
Mbcms	Million Bank Cubic Metres of waste movement